                                   EXHIBIT A




Transactions by Tennenbaum & Co., LLC in Common Stock of Mission West Properties since July 17, 1996


                         NUMBER OF
                          SHARES
      DATE               PURCHASED      PRICE PER SHARE      COST
      ----               ---------      ---------------      ----
July 19, 1996              2,000            $7-7/8       $15,852.50
                           2,000             7-7/8        15,850.00
July 24, 1996              1,000             7-7/8         7,925.00
                           1,000             7-3/4         7,800.00
                           2,000             7-7/8        15,850.00


TOTAL                      8,000                         $63,277.50


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